AMTECH SYSTEMS, INC.
131 SOUTH CLARK DRIVE
TEMPE, ARIZONA 85281

_____________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 18, 2007
_____________________________________________

To Our Shareholders:

     The 2007 Annual Meeting of Shareholders of AMTECH SYSTEMS, INC., an Arizona corporation (the “Company”), will be held at the Hilton Phoenix Airport Hotel, 2435 South 47th Street, Phoenix, Arizona, on Friday, May 18, 2007, at 10:00 a.m., Arizona time, for the following purposes:

1.	To elect five (5) directors to serve for one-year terms or until their successors are elected and qualified;

2.	To approve the Company’s 2007 Employee Stock Incentive Plan (the “2007 Plan”); and

3.	To transact such other business as may properly come before the meeting or its adjournment.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The Company is presently aware of no other business to come before the Annual Meeting.

     The Board of Directors has fixed the close of business on March 20, 2007 as the record date (the “Record Date”) for the determination of shareholders who hold the Company’s common stock who are entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof. Shareholders are reminded that their shares of the Company’s common stock can be voted at the annual meeting only if they are present at the Annual Meeting in person or by valid proxy. A copy of the Company’s 2006 Annual Report, which includes our audited financial statements, was mailed with this Notice and Proxy Statement to all shareholders of record on the Record Date.

     Management of the Company cordially invites you to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote FOR approval of such proposals.

By Order of the Board of Directors:

Bradley C. Anderson, Secretary

Tempe, Arizona
April 24, 2007

IMPORTANT: IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

AMTECH SYSTEMS, INC.
131 SOUTH CLARK DRIVE
TEMPE, ARIZONA 85281

____________________

PROXY STATEMENT
____________________

     The Board of Directors of Amtech Systems, Inc., an Arizona corporation (the “Company”), is soliciting proxies to be used at the 2007 Annual Meeting of Shareholders of the Company to be held on Friday May 18, 2007, at 10:00 a.m., Arizona time, and any adjournment or postponement thereof (the “Annual Meeting”). A copy of the Notice of the Meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying form of proxy will be mailed to all shareholders entitled to vote at the Annual Meeting beginning April 24, 2007.

Who Can Vote

     Shareholders of record as of the close of business on March 20, 2007 (the “Record Date”), may vote at the Annual Meeting and at any and all adjournments or postponements of the meeting. On the Record Date, 6,496,042 shares of the Company’s common stock, $.01 par value (“Common Stock”) were issued and outstanding.

What Constitutes a Quorum

     The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are included in the number of shares present at the meeting for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How to Attend the Meeting

     If you are a shareholder of record, which means you hold your shares in your name, you may attend the meeting. If you own shares in the name of a bank, broker or other holder of record (“street name”), you will need to ask your broker or bank for a copy of the proxy they received from us. You will need to bring the proxy with you to the Annual Meeting.

How to Vote

     If you are a shareholder of record, you may vote by mail or in person. To vote by mail, sign, date and return your proxy card in the enclosed postage-paid envelope. All valid proxies received before the Annual Meeting, and not properly revoked, will be exercised. If you sign and return your proxy card, but do not give voting instructions and authority to vote is not specifically withheld, the shares represented by that proxy will be voted as recommended by our Board of Directors. If you have specified a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made.

     All shareholders may vote in person at the Annual Meeting (unless they are street name holders without a legal proxy). If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be validly voted.

     We are not aware of any other matters to be presented at the Annual Meeting, except those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date as well, unless you have revoked your proxy prior to that time.

What are the Voting Rights of Holders of Common Stock

     Except as set forth below with respect to the ability to cumulate votes for directors, the holders of Common Stock will be entitled to one vote per share of Common Stock.

What Vote is Required to Approve Each Item

     If a quorum is present, the five nominees who receive a plurality of the votes cast at the Annual Meeting will be elected. Broker non-votes and votes that are withheld will have no effect on the results of the vote for the election of directors. With respect to the approval of the 2007 Plan, the affirmative vote of a majority of votes cast by holders of Common Stock represented and entitled to vote at the Annual Meeting is required for approval. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the result of the vote for the approval of the 2007 Plan.

Changing Your Vote

     You may revoke your proxy at any time before it is exercised in one of three ways:

  By delivering to our offices, to the attention of our Corporate Secretary prior to the vote at the Annual Meeting, a written instrument of revocation bearing a date later than that of the proxy.

  By duly executing and delivering to our offices, to the attention of our Corporate Secretary prior to the vote at the Annual Meeting, a proxy for the same shares bearing a later date.

  By voting by ballot at the Annual Meeting, provided that the shareholder notifies our Corporate Secretary at the Annual Meeting of his or her intention to vote in person at any time prior to the voting of the proxy.

How Votes are Counted

     Inspectors of election will be appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum.

Costs of this Proxy Solicitation

     We will pay the costs of preparing and mailing the Notice and Proxy Statement, including the charges and expenses of brokerage firms, banks and others who forward solicitation material to beneficial owners of the Common Stock. We will solicit proxies by mail. Officers and directors of the Company may also solicit proxies personally, or by telephone or facsimile, without additional compensation. Computershare will serve as our proxy solicitation agent. In such capacity, Computershare will coordinate the distribution of proxy materials to beneficial owners of Common Stock and oversee the return of proxy cards. The fee for all of these services is estimated to be $15,000.

Annual Report

     The Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2006 (the “Annual Report”) has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of, and to vote at, the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement, and is not considered proxy-soliciting material.

     The information contained in the “Report of Compensation and Option Committee,” “Audit Committee Report” and “Comparison of Stock Performance” shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL NO. 1 --- ELECTION OF DIRECTORS

Number of Directors to be Elected

     Our Board of Directors currently consists of five members. Each director elected will hold office for one year or until his successor is elected and qualified. If any director resigns, or otherwise is unable to complete his term in office, our Board may elect another director for the remainder of the resigning director’s term.

Vote Required

     The five nominees receiving the highest number of votes cast at the Annual Meeting will be elected. There is cumulative voting in the election of directors. This means that each holder of Common Stock present at the Annual Meeting, either in person or by proxy, will have an aggregate number of votes in the election of directors equal to five (the number of persons nominated for election as directors) multiplied by the number of shares of Common Stock held by such shareholder on the Record Date. The resulting aggregate number of votes may be cast by the shareholder for the election of any single nominee, or the shareholder may distribute such votes among any number or all of the nominees.

Nominees of the Board

     Our Board of Directors is responsible for supervision of the overall affairs of the Company. Our Board has nominated the following individuals to serve on our Board of Directors for the following year:

          Jong S. Whang
          Michael Garnreiter
          Alfred W. Giese
          Brian L. Hoekstra
          Robert F. King

     Each of these nominees currently serves on our Board of Directors, and has agreed to be named in this Proxy Statement and to serve if elected. See below for information regarding each of the nominees.

     Our Board of Directors recommends a vote FOR the election of the five nominees under Proposal No. 1. Our Board of Directors intends to vote its proxies for the election of the nominees, for a term to expire at the next Annual Meeting. In that regard, our Board of Directors solicits authority to cumulate such votes.

     If any nominee should become unavailable for any reason, which our Board of Directors does not anticipate, the proxy will be voted “for” any substitute nominee, or nominees, who may be selected by our Board of Directors prior to, or at, the Annual Meeting, or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available. The information concerning the nominees and their share holdings in the Company has been furnished by them to the Company.

Information Concerning Directors and Executive Officers

     The following table sets forth information regarding the executive officers and directors of the Company. The subsequent paragraphs contain biographical data for each executive officer and director.

Name	Age	Position with the Company
Jong S. Whang	61	President, Chief Executive Officer and Director
Bradley C. Anderson	45	Vice President – Finance, Chief Financial Officer, Treasurer and Secretary
Robert T. Hass	57	Chief Accounting Officer
Michael Garnreiter	55	Director
Alfred W. Giese	69	Director
Brian L. Hoekstra	47	Director
Robert F. King	73	Director

Jong S. Whang has been President, Chief Executive Officer and a Director of the Company since its inception in 1981, and was one of its founders. Mr. Whang’s responsibilities include the sales effort for the Company’s semiconductor equipment business and the development of new products and business opportunities in that industry. He has 33 years of experience in the semiconductor industry, including time spent in both processing and manufacturing of equipment components and systems. From 1973 until 1979, he was employed by Siltronics, Inc., initially as a technician working with chemical vapor deposition, and later as manager of the quartz fabrication plant with responsibility of providing technical marketing support. From 1979 until 1981, he was employed by U.S. Quartz, Inc. as manufacturing manager. In 1981, he left U.S. Quartz to form the Company.

Bradley C. Anderson joined the Company as Vice President-Finance, Chief Financial Officer, Treasurer and Secretary in April 2006. Prior to joining the Company, Mr. Anderson spent several years in a consulting role implementing the internal control requirements of the Sarbanes-Oxley Act for a broad range of publicly held companies. From 1996 to 2002, Mr. Anderson served as Vice President-Finance and then as Chief Financial Officer of Zila, Inc., an international provider of healthcare technology and products. Mr. Anderson began his career with Deloitte (formerly Deloitte & Touche) where he worked for over 11 years. He graduated from Brigham Young University with a B.S. in Accounting. Mr. Anderson is a Certified Public Accountant.

Robert T. Hass has been the Chief Accounting Officer and Assistant Secretary of the Company since April 2006. Prior to that, he served as the Company’s Vice President – Finance, Chief Financial Officer, Treasurer and Secretary from June 1992 to April 2006, and as Director of the Company from February 1996 to March 2006. From 1991 until May, 1992, he operated a financial consulting practice. From 1985 to 1991, Mr. Hass was Director of Accounting Services and then Controller for Lifeshares Group, Inc., and from 1988 to 1991 was Controller and Chief Accounting Officer of some of Lifeshares’ subsidiaries. From 1984 to 1985, he was Vice President – Finance and Treasurer of The Victorio Company. From 1977 to 1984, he served in various capacities including Vice President, Chief Financial Officer and Treasurer of Altamil Corporation, then a public diversified manufacturing company. From 1972 to 1977, he was an auditor with Ernst & Ernst, now known as Ernst & Young. Mr. Hass has a Bachelor of Science degree in accounting from Indiana University, and is a Certified Public Accountant.

Michael Garnreiter has been a Director of the Company since February 19, 2007. He is currently a managing member of Rising Sun Restaurant Group LLC. Mr. Garnreiter serves on the boards of directors of Taser International, a manufacturer of non-lethal protection devices, and Knight Transportation Company, a nationwide truckload transportation company. From 2002 to 2006, Mr. Garnreiter was CFO of Main Street Restaurant Group, a publicly traded restaurant operating company, and from 1976 to 2002, he was a senior audit partner of Arthur Andersen LLP. He graduated from California State University Long Beach with a B.S. in Accounting and Business Administration. Mr. Garnreiter is a Certified Public Accountant.

Alfred W. Giese has been a Director of the Company since April 13, 2007. He is acting President and General Manager of Sea Fare Foods Corp. Mr. Giese is Founder and Senior Partner of IBC, International Business Consultants, a firm in which he was active from 2001 to 2006 with an emphasis on sales and marketing for Aviza Technology Corporation, a semiconductor equipment manufacturer. He also assembled and managed a sales and marketing team for Epion Corporation, a high-technology equipment company which was acquired by TEL (Tokyo Electron Ltd.). From 1998 to 2001, he was the Vice President, Sales for Silicon Valley Group (SVG) with responsibility for both Asia and Europe. From 1988 to 1998, Mr. Giese held positions of Vice President of Sales with Thermco Systems, Corp. and SVG, both semiconductor equipment companies. Prior to 1998, he held various sales positions for Thermco. For several years during that time, he served on the Board of Directors of Thermco’s joint venture company in Japan. Mr. Giese has a degree in international business from the Industriehochschule in Essen, Germany.

Brian L. Hoekstra has been a Director of the Company since February 19, 2007. He is Founder, President & CEO of Applied Photonics, Inc., a leading laser solutions provider for the flat panel display industry. Mr. Hoekstra has more than 25 years of professional experience including corporate management, strategic planning and business development, as well as extensive technical expertise that includes lasers, optics and electronic materials. He was previously V.P. of Technology at Accudyne Corporation and Project Scientist on the U.S. Display Consortium (USDC) sponsored laser glass separation project. He was also Founder and deputy Director of a NASA Commercial Center focused on Electronic and Optical Materials Processing in Space. Mr. Hoekstra is a graduate of the U.S. Air Force Academy and was a pilot with the 64th Flying Training Wing. He qualified for the manned space flight program in 1988.

Robert F. King has been a Director of the Company since May 2003. Since 1989, Mr. King has been President of King Associates, which provides consulting services to equipment companies serving the semiconductor and flat panel display industries. He currently serves on the advisory board of a privately-held company, which provides equipment to the flat panel display industry. From 1968 to 1988, Mr. King was employed at Varian Associates, where he served in various marketing positions, including Vice President of Marketing for the Semiconductor Equipment Division. Mr. King also served on the Board of Directors of Varian’s joint venture semiconductor equipment companies located in Korea and Japan.

Information About Board and Committee Meetings and Director Compensation

     Information concerning our Board of Directors and the three committees maintained by our Board is set forth below. A majority of the Board of Directors, as well as the Company’s Board committees, consist of Directors who are not employees of the Company and who are “independent” within the meaning of the listing standards of the NASDAQ Stock Market. Currently, the Company’s independent directors include Michael Garnreiter, Alfred W. Giese, Brian L. Hoekstra and Robert F. King.

     Our Board of Directors held four (4) meetings during the 2006 fiscal year. No director attended less than 75% of all Board meetings while he served as such director, or less than 75% of all committee meetings on which he served as a committee member. Our Board has the authority under the Company’s Bylaws to increase or decrease the size of our Board and fill vacancies, and the directors chosen to fill such vacancies will hold office until the Company’s next annual meeting or until their successors are elected and qualified.

     The Audit Committee, the Compensation and Option Committee and the Nominating and Governance Committee are the standing committees of our Board of Directors. These committees are comprised as follows:

     Audit – Michael Garnreiter (Chairman), Brian L. Hoekstra and Robert F. King;

     Compensation and Option – Robert F. King (Chairman), Alfred W. Giese and Michael Garnreiter;

     Nominating and Governance – Michael Garnreiter (Chairman), Brian L. Hoekstra and Robert F. King

     The Audit Committee held five (5) meetings during the 2006 fiscal year. The Audit Committee is responsible for maintaining communication between the Board of Directors, the independent auditors and members of financial management with respect to the Company’s financial affairs in general, including financial statements and audits, the adequacy and effectiveness of the internal accounting controls and systems and the retention and termination of the independent auditors. The Audit Committee also develops and recommends corporate governance guidelines to the Board and provides oversight with respect to corporate governance and ethical conduct. A copy of the charter of the Audit Committee is attached as Exhibit A to the Company’s Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on June 15, 2005.

     The Audit Committee is composed of outside directors who are not officers or employees of the Company or its subsidiaries. In the opinion of our Board, and as “independent” is defined under the listing rules of the NASDAQ Stock Market, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee.

     The Compensation and Option Committee held two (2) meetings during the 2006 fiscal year. The Compensation and Option Committee makes recommendations concerning officer compensation, employee benefit programs and retirement plans.

     The Nominating and Governance Committee held one (1) meeting during the 2006 fiscal year. The Nominating and Governance Committee identifies and approves individuals qualified to serve as members of our Board and also evaluates the Board’s performance. In evaluating a prospective nominee, the Nominating Committee takes several factors into consideration, including such individual’s integrity, business skills, experience and judgment. The Nominating Committee also reviews whether a prospective nominee will meet the Company’s independence standards and any other director or committee membership requirements imposed by law, regulation or stock exchange rules. The Nominating and Governance Committee approved the nomination of the candidates reflected in Proposal 1. The Nominating and Governance Committee will consider, but is not required to approve, director nominations made by shareholders for any annual meeting of the Company, provided, a written recommendation is received by the Company no later than the date shareholder proposals must be submitted for consideration prior to such annual meeting. A copy of the charter of the Nominating and Governance Committee is attached as Exhibit B to the Company’s Proxy Statement filed with the SEC on June 15, 2005.

Directors’ Compensation

     Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Non-employee directors receive an annual retainer of $8,000, fees of $1,250 per Board meeting and Audit Committee meeting attended in person, $750 per Board meeting and Audit Committee meeting attended telephonically, $750 per Compensation and Option Committee or Nominating and Governance Committee meeting attended in person, and $500 per Compensation and Option Committee or Nominating Committee meeting attended telephonically. In addition, under the Company’s Non-Employee Directors Stock Option Plan, each non-employee director currently receives a grant of options to purchase 6,000 shares of Common Stock, or such other number of shares as may be determined by the Board, when first elected or appointed to the Board, and 5,000 shares of Common Stock, or such other number of shares as maybe determined by the Board, upon each re-election to the Board at the Company’s Annual Meeting of Shareholders. The exercise price of the options is set at the fair market value of Common Stock on the date of grant. Each option has a term of ten years and is exercisable in three equal installments commencing on the first anniversary of the date of grant and continuing for the two successive anniversaries thereafter. In the event of disability (as defined in the plan) or death of an outside director, all options remain exercisable for a period of 30 days following the date such person ceased to be a director, or such other date as may be determined by the Board, but only to the extent such options were exercisable on the date the director ceased to be a director. Furthermore, the director serving as the Chairman of the Audit Committee receives an annual retainer of $14,000. The director serving as the Chairman of the Compensation and Option Committee as well as the director serving as the Chairman of the Nominating and Governance Committee receives an annual retainer of $2,500.

Compensation Committee Interlocks and Insider Participation

     The Compensation and Option Committee is presently comprised of Messrs. Robert F. King, Alfred W. Giese and Michael Garnreiter who are not officers or employees of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding annual and long-term compensation for services rendered to the Company during the fiscal years ended September 30, 2006, 2005 and 2004 by the Company’s Chief Executive Officer and the other most highly compensated executive officers of the Company who received annual compensation exceeding $100,000 during such periods (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation (1)			Awards		Payouts
						Securities	Long-term
Name and	Fiscal			Other Annual	Restricted	Underlying	Incentive	All Other
Principal Position	Year	Salary (2)	Bonus (3)(4)	Compensation	Stock Awards	Options/SARs	Plans	Compensation
Jong S. Whang	2006	$175,361	$100,000	-	-	-	-	-
President and Chief	2005	$150,722	$18,555	-	-	-	-	-
Executive Officer	2004	$150,722	$-	-	-	-	-	-

Bradley C. Anderson	2006	$75,015	$16,000	-	-	10,000	-	-
Chief Financial Officer

Robert T. Hass	2006	$116,885	$-	-	-	-	-	-
Chief Accounting	2005	$102,000	$-	-	-	-	-	-
Officer	2004	$102,000	$57,461	-	-	-	-	-
____________________

(1)	Messrs. Whang, Anderson and Hass have not received personal benefit perquisites in excess of the lesser of $50,000 or 10% of their aggregate salary and bonus.

(2)	Effective March 15, 2001, Mr. Whang entered into an employment agreement with the Company. The agreement provides for an initial annual base salary of $188,402, with annual increases of no less than 5%. Effective April 1, 2001, Mr. Whang voluntarily reduced his annual salary by 20% to $150,722. Mr. Whang’s annual salary was increased to $200,000 effective April 1, 2006, which salary remained in effect as of September 30, 2006. Effective April 1, 2001, Mr. Hass voluntarily reduced his annual salary by 15% to $102,000. Mr. Hass’ annual salary was restored to $120,000 effective December 2005. Mr. Anderson joined the Company on April 24, 2006 at an annual salary of $169,600.

(3)	See “Employment And Change In Control Arrangements” for a description of how Mr. Whang’s incentive compensation is determined.

(4)	The discretionary cash bonus granted to Mr. Hass in 2004 was in consideration for work performed in connection with the acquisition of Bruce Technologies, Inc.

Option Grants in Last Fiscal Year

	Number of	Percent of total
	securities	options ganted			Potential realizable value at
	underlying	to employees in			assumed annual rates of stock
Name and	options granted	fiscal year	Exercise Price	Expiration	price appreciation for option term
Principal Position	(#)	2006	$/Share	Date	5%	10%
Bradley C. Anderson	10,000	46%	$8.51	4/24/2016	$54,000	$136,000
Chief Financial Officer

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth information (on an aggregated basis) concerning exercises of stock options during fiscal 2006 by each of the Named Executive Officers, and the year-end value of unexercised options.

	Shares		Number of Securities Underlying
	Acquired		Unexercised Options at		Value of Unexercised “In-The-
	On		Fiscal Year-End (#)		Money” Options at Fiscal
	Exercise	Value Realized			Year-End($) (1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jong S. Whang	44,000	312,000	150,000	--	$23,000	--

Bradley C. Anderson	--	--	--	10,000	--	--

Robert T. Hass	9,000	65,000	1,000	1,000	$2,000	$2,000

____________________

(1)	Options are “in-the-money” at the fiscal year-end if the fair market value ($6.65 per share, based on the closing price of the Company’s Common Stock on the NASDAQ Stock Market on September 30, 2006) of the underlying securities exceeds the exercise or base price of the option on such date. The dollar values in the last two columns of the table are the amounts by which the sum of the fair market values of the in-the-money options exceed the sum of their exercise prices.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreement with Chief Executive Officer

     On April 13, 2007, the Company entered into a new Employment Agreement (the “Employment Agreement”) with Jong S. Whang, the Company’s Chief Executive Officer. Below is a summary of the terms and conditions of the Employment Agreement.

Term

     The Employment Agreement provides for an “Employment Period” commencing on the date of the Employment Agreement and continuing for an initial term of three years. Thereafter, the Employment Period will continue for successive one-year terms unless either the Company or Mr. Whang provides written notice of termination of the Employment Period at least 120 days prior to the end of any given term. If Mr. Whang remains in the full time employ of the Company beyond the Employment Period without any written agreement, the Employment Agreement will be deemed to continue on a month to month basis and either party will have the right to terminate the Employment Agreement at the end of any ensuing calendar month with written notice of at least 30 days.

Base Salary

     Pursuant to the Employment Agreement, Mr. Whang will receive an initial base salary of $250,000 per annum (the “Base Salary”). The Base Salary will be reviewed on an annual basis by the Compensation and Option Committee of the Company’s Board of Directors (the “Compensation Committee”) and can be increased, but not decreased, at the discretion of the Compensation Committee.

Incentive Compensation

     Mr. Whang is also entitled to an annual cash bonus for each fiscal year that will be determined in accordance with an annual bonus plan adopted by the Compensation Committee. The annual bonus plan may not be less favorable to Mr. Whang than the bonus plan for fiscal 2007 that was adopted by the Compensation Committee on December 8, 2006. The terms of Mr. Whang’s 2007 bonus plan are described below in more detail under the section “Other Agreements and Compensatory Arrangements.”

Stock Options

     Pursuant to the Employment Agreement, any currently outstanding options held by Mr. Whang will remain in full force and effect in accordance with the Company’s stock option plans and applicable stock option agreements. Mr. Whang will also be issued an annual grant of stock options by the Compensation Committee within 90 days after the end of each fiscal year during the Employment Period. All of the options granted to Mr. Whang will be “Incentive Stock Options” within the meaning of the Internal Revenue Code of 1986, or if they do not qualify as Incentive Stock Options, they will be non-qualified stock options. The amount and terms of the grants will be determined by the Compensation Committee, but may not be any less favorable to Mr. Whang than the terms of the options previously granted to Mr. Whang on December 8, 2006. The terms of the options granted to Mr. Whang on December 8, 2006 are described below in more detail under the section “Other Agreements and Compensatory Arrangements.”.

Benefits

     Mr. Whang will be entitled to participate in the benefit plans offered to executive officers of the Company; however, he may elect to receive from the Company cash in lieu of participating in such plans. The Company will provide Mr. Whang with an annual automobile allowance of not less than $12,000, a life insurance policy in the face amount of $250,000 and such other benefits as the Company may deem appropriate from time to time.

Termination

     Mr. Whang’s employment is “at will” and either the Company or Mr. Whang can terminate the Employment Agreement at any time, with or without “cause” or “good reason” (as those terms are defined in the Employment Agreement), upon 30 days written notice. The Employment Agreement can also be terminated by the Company due to the disability of Mr. Whang after at least 30 days’ written notice by the Company of its intention to terminate his employment.

Severance

     If the Company terminates the employment of Mr. Whang against his will and without cause (including by giving notice of termination of the Employment Agreement as described above), or if Mr. Whang terminates his employment for good reason, Mr. Whang is entitled to receive salary, incentive compensation and vacation accrued through the date of termination, plus (i) an amount equal to two years of Mr. Whang’s Base Salary in effect on the date of termination; (ii) a pro-rata portion of the amount of incentive compensation he would earn for the fiscal year in which the termination occurs if the results of operations of the Company for such fiscal year were annualized; and (iii) full vesting of all outstanding stock options held by Mr. Whang.

     If Mr. Whang voluntarily terminates his employment other than for good reason, if the Company terminates Mr. Whang’s employment for cause, or if Mr. Whang’s employment is terminated due to his death or disability, Mr. Whang will be entitled to receive salary and accrued vacation through the date of termination only. However, in the event Mr. Whang’s employment is terminated due to his death or disability, he will also be entitled to receive (i) a pro-rata portion of the amount of incentive compensation he would earn for the fiscal year in which the termination occurs if the results of operations of the Company for such fiscal year were annualized, and (ii) full vesting of all outstanding stock options held by him.

Noncompetition

     Mr. Whang agreed that during the term of the Employment Agreement he would not engage in certain activities in which he would be competing with the Company or its subsidiaries. He also agreed that for a period of two years after the end of the term of the Employment Agreement he would not engage in certain activities in which he would be competing with the Company or its subsidiaries and he would not own, directly or indirectly, more than a 5% interest in entities which compete with the Company or its subsidiaries.

Change in Control

     In the event that Mr. Whang’s employment with the Company is terminated either (i) by the Company for any reason other than for cause during a “pending change in control” (as that term is defined in the Employment Agreement) of the Company or within one year following the occurrence of a “change in control” (as that term is defined in the Employment Agreement), or (ii) by Mr. Whang for good reason within one year following the occurrence of a change in control of the Company, then Mr. Whang will be entitled to receive within 10 days of the date of termination of his employment, in lieu of the severance payment otherwise payable, (i) an amount equal to three years of his Base Salary in effect on the date of termination of his employment, (ii) the maximum amount of the incentive compensation which he could earn for the fiscal year in which the termination occurs, and (iii) full vesting of all outstanding stock options he holds.

Other Agreements and Compensatory Arrangements

     On December 8, 2006, the Compensation Committee approved the following compensation arrangements for J.S. Whang, President and Chief Executive Officer, Bradley C. Anderson, Vice President and Chief Financial Officer, and Robert T. Hass, Chief Accounting Officer: (i) salaries of $250,000, $180,000 and $120,000, effective December 1, 2006, for Messrs. Whang, Anderson and Hass, respectively; (ii) bonuses for fiscal 2006 of $100,000, $16,000, and $10,000 for Mr. Whang, Mr. Anderson, and Mr. Hass, respectively; and (iii) incentive stock options to purchase 30,000, 10,000 and 5,000 shares for Mr. Whang, Mr. Anderson and Mr. Hass, respectively. Each of the options granted to the named individuals has an exercise price of $6.90 (the closing price of Amtech’s common stock on December 8, 2006). The options expire ten years from the date of grant, and vest 25% per year on the first through fourth anniversaries of the grant date.

     The Compensation Committee also approved a bonus plan for fiscal 2007 in which Mr. Whang, Mr. Anderson and Mr. Hass are eligible to participate. Under the bonus plan, participants can earn a target bonus equal to a specified percentage of their base salary by achieving 100% of pre-defined performance objectives. The participant’s bonus calculation is based upon achieving performance objectives established in each of the following categories: (i) bookings; (ii) revenue; (iii) gross margin; and (iv) operating profit. Objectives established for participants in these categories may be either at the corporate level, the operating division level or both. In addition, individual performance objectives may be established for certain participants. In order to be eligible for a bonus with respect to any of the above performance categories, the participant must achieve not less than 80% (90% in the case of gross margin) of the applicable performance objective. At these minimum levels, 20% of the bonus for the category is eligible for payment. The bonus calculation percentage with respect to any performance category increases by 4% (8% with respect to gross margin) for each 1% improvement in performance over the minimum level up to 100%, and by 1% for each 1% improvement in performance over 100%, up to a maximum of 150% of the participant’s target bonus.

     Mr. Whang’s target bonus for fiscal 2007 is 60% of his base salary, or $150,000; Mr. Anderson’s target bonus is 50% of base salary, or $90,000; and Mr. Hass’ target bonus is 25% of base salary, or $30,000. With respect to Mr. Whang and Mr. Anderson, their bonus is calculated solely upon the basis of performance objectives at the corporate level. With respect to Mr. Hass, 60% of his bonus calculation is calculated based on corporate level objectives and 40% is based on individual objectives. If fiscal 2007 performance was equivalent to 80% (90% with respect to gross margin) of performance objectives in all corporate performance categories, Mr. Whang’s bonus calculation would be $30,000, Mr. Anderson’s bonus calculation would be $18,000, and Mr. Hass’ bonus calculation would be $6,000 (assuming that he also meets his individual objectives). If fiscal 2007 performance was 150% of performance objectives in all corporate performance categories, Mr. Whang’s bonus calculation would be $225,000, Mr. Anderson’s bonus calculation would be $135,000, and Mr. Hass’ bonus calculation would be $45,000 (again assuming that he also meets his individual objectives).

     Notwithstanding the calculation of any bonus amount under the fiscal 2007 bonus plan, (i) no bonuses will be payable based on achievement of corporate level objectives if consolidated operating profit is less than 3% of revenues; (ii) no bonuses will be payable based on achievement of divisional level objectives if division operating profit (before corporate expense allocation) is less than 5% of revenues; and (iii) all bonus payments remain subject to the discretionary approval of the Committee.

     In 1992, the Company also entered into a severance agreement with Robert T. Hass, now its Chief Accounting Officer, which provides for a minimum severance of 90 days under terms similar to those described above for Mr. Whang. Mr. Hass is entitled to a lump sum severance payment equal to one year’s base salary should his employment be terminated within one year following a change in control pursuant to a separate agreement entered into in 1998.

Certain Relationships and Related Transactions

     The Company had no transactions during 2006 with any director, director nominee, executive officer, security holder known to the Company to own of record or beneficially more than 5% of the Common Stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeded $60,000.

REPORT OF COMPENSATION AND OPTION COMMITTEE

     The Compensation and Option Committee of the Company’s Board of Directors (the “Committee”), which is composed entirely of independent, outside directors, establishes the general compensation policies of the Company, and specific compensation for each executive officer of the Company, and administers the Company’s stock option program. The Committee’s objective is to make the compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward Company executives for achieving the financial and strategic goals of the Company essential to the Company’s long-term success and growth in shareholder value. The Company’s executive compensation package for the fiscal year ended September 20, 2006 consisted of three main components: base salary, incentive cash bonuses and stock options.

     Base Compensation – The Committee’s approach is to offer executives salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of base salaries based on information drawn from a variety of sources, including published and proprietary survey data and the Company’s own experience recruiting and retaining executives, although complete information is not easily obtainable. The Company’s base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

     Bonuses – In addition to base salary, executives are eligible to receive a discretionary annual bonus. At the beginning of each year, the Committee and the Chief Executive Officer (the “CEO”) review each individual executive’s job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the executive within the Company. In addition, for all executives, the Committee reviews the Company’s actual financial performance against its internally budgeted performance in determining year-end bonuses, if any. However, for the fiscal year ended September 30, 2006, the Committee did not set objective performance targets for executives other than the CEO and sales and marketing personnel.

     Stock Option and Restricted Stock Grants – The Company, from time to time, grants stock options and shares of restricted stock in order to provide certain executives with a competitive total compensation package, and to reward them for their contribution to the long-term price performance of the Common Stock. Grants of stock options and restricted stock are designed to align the executive’s interest with that of the shareholders of the Company. In awarding option and restricted stock grants, the Committee will consider, among other things, the amount of stock and options presently held by the executive, the executive’s past performance and contributions, and the executive’s anticipated future contributions and responsibilities.

     2006 CEO Compensation – Pursuant to the terms of his March 15, 2001 employment agreement with the Company, Mr. Whang, the Company’s CEO, was entitled to an annual base salary of $188,402, with annual base salary increases of at least 5% to be determined by our Board of Directors. However, effective April 1, 2001, Mr. Whang voluntarily reduced his annual base salary by 20% to $150,722. Mr. Whang’s annual salary was increased to $200,000 effective April 1, 2006, which salary remained in effect as of September 30, 2006. Mr. Whang’s base salary is based upon the compensation of executives in comparable positions of publicly-traded companies in the semiconductor industry, adjusted for the size of the Company (total assets and revenues).

     In connection with the execution of Mr. Whang’s employment agreement in March 2001, our Board of Directors approved an incentive compensation plan for the CEO, which provided for an annual cash bonus equal to 2% of the annual earnings of the Company before taxes and extraordinary items, plus 2% of the amount by which the revenues of the Company in an applicable fiscal year exceed such revenues for the previous fiscal year. The total of such cash bonuses was limited to the lesser of 50% of Mr. Whang’s base salary for the applicable fiscal year or 10% of the Company’s earnings before taxes and extraordinary items (after deducting the sum of such bonuses). Mr. Whang earned a bonus in 2006 pursuant to this incentive plan. Mr. Whang’s March, 2001 employment agreement with the Company incorporated the incentive compensation plan described above.

RESPECTFULLY SUBMITTED,
Robert King, Chairman

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by our Board of Directors on April 16, 2005, a copy of which is attached as an exhibit to the Company’s Proxy Statement filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2005, the Audit Committee is responsible for reviewing and discussing the audited financial statements with management, discussing with the Company’s auditors information relating to the auditors’ judgments about the quality of the Company’s accounting principles, recommending to our Board of Directors that the Company include the audited financial statements in its Annual Report on Form 10-K and overseeing compliance with the requirements of the SEC for disclosure of auditors’ services and activities. The Audit Committee also develops and recommends corporate governance guidelines to the Board and provides oversight with respect to corporate governance and ethical conduct.

     The Board of Directors annually reviews the independence of the Audit Committee members in view of the NASD’s listing standards’ and the SEC’s definitions of independence for audit committee members. The Board has determined that each of the members of the Audit Committee meets those definitions and standards. Additionally, each member of the Audit Committee is financially literate, and one of the Audit Committee members, Michael Garnreiter, has financial management expertise as required by NASDAQ’s rules and meets the SEC’s definition of an “audit committee financial expert.”

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

     The Audit Committee meets regularly with the independent accountants without management present and also meets in executive session without any others present. The Audit Committee has reviewed the Company’s consolidated financial statements for the fiscal year ended September 30, 2006, as audited by its independent auditors, Mayer Hoffman McCann P.C. (“Mayer Hoffman McCann”), and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Mayer Hoffman McCann the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees.” Furthermore, the Audit Committee has received the written disclosures and the letter from Mayer Hoffman McCann required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Mayer Hoffman McCann its independence.

     Based upon the foregoing review and discussion, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended September 30, 2006 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

RESPECTFULLY SUBMITTED,
Robert F. King

PRE-APPROVAL POLICY

     In May, 2003, the Audit Committee adopted a Pre-Approval Policy (the “Policy”) governing the approval of all audit and non-audit services performed by the Company’s independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence.

     According to the Policy, the Audit Committee will annually review and pre-approve the types of services, and will set a limit on the fees for such services, that may be provided by the independent auditor during the following year. The Policy specifically describes the annual audit services and fees, other services that are audit-related, the preparation of tax returns and tax related compliance services and all other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is twelve (12) months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

     Any service to be provided by the independent auditor that has not received general pre-approval under the Policy is required to be submitted to the Audit Committee for approval prior to the commencement of a substantial portion of the engagement. Any proposed service exceeding pre-approved cost levels is also required to be submitted to the Audit Committee for specific approval. For the year ended September 30, 2006, all services rendered by the Company’s independent auditors were pre-approved by the Audit Committee pursuant to the pre-approval Policy.

     The Audit Committee will revise the list of general pre-approved services from time to time based on subsequent determinations. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

CODE OF ETHICS

     The Board of Directors has adopted a Code of Ethics for all employees of the Company, as recommended by the Audit Committee. A copy of this Code of Ethics may be viewed on our website (www.amtechsystems.com), or obtained at no charge by written request to the Company’s Corporate Secretary.

DISCLOSURE OF AUDIT AND NON-AUDIT FEES

     The following table sets forth the fees billed to us by our independent auditors during the years ended September 30, 2006 and 2005 for: (i) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements, (ii) services by our auditor that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as audit fees, (iii) services rendered in connection with tax compliance, tax advice and tax planning, and (iv) all other fees for services rendered.

	Year Ended	Year Ended
	Sept. 30, 2006	Sept. 30, 2005
Audit Fees	$187,500	$243,649
Audit-Related Fees (1)	--	6,000
Tax Fees	--	--
All Other Fees	--	--
Total Fees	$187,500	$243,649
____________________

(1)	Accounting and reporting advisory services related to regulatory filings and acquisition activities.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information, as of September 30, 2006, concerning outstanding options and rights to purchase Common Stock granted to participants in all of the Company’s equity compensation plans and the number of shares of Common Stock remaining available for issuance under such equity compensation plans.

Number of securities
remaining available for
	Number of securities to be		future issuance under equity
	issued upon exercise of		compensation plans
	outstanding options,	Weighted-average exercise	(excluding securities
	warrants and rights	price of outstanding options,	reflected in column (a))
	(a)	warrants and rights (b)	(c)
Plan Category
Equity compensation
plans approved by
security holders (1)	308,384	$5.94	255,837
Equity compensation
plans not approved by
security holders	-		-
Total	308,384		255,837
____________________

(1)	Represents the 1995 and 1998 Employee Stock Option Plans and the Non-Employee Director Stock Option Plan and any respective amendments thereto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of our Common Stock as of April 13, 2007, by (i) each director and executive officer of the Company, including the Named Executive Officers, (ii) all executive officers and directors of the Company as a group, and (iii) each person known by the Company to be the beneficial owner of more than 5% of our Common Stock. This information was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based upon the information furnished by the persons listed below. Except as otherwise indicated, each shareholder listed possesses sole voting and investment power with respect to the shares indicated as being beneficially owned.

	No. of Shares of		Percent of
	Common Stock		Common Stock
Name and Address (1) (2)	Beneficially Held (3)		Ownership (3)
Officers and Directors:
Jong S. Whang	234,455	(4)	3.5%
Robert T. Hass	35,375	(5)	*
Bradley C. Anderson	4,333	(6)	*
Michael Garnreiter	-		*
Alfred W, Giese	-		*
Brian L. Hoekstra	-		*
Robert F. King	14,333	(7)	*
Director and Officer Total	288,496	(8)	4.3%

5% Shareholders:
Austin W. Marxe
527 Madison Avenue, Suite 2600	910,000	(9)	14.0	% (9)
New York, NY 10022

David M. Greenhouse
527 Madison Avenue, Suite 2600	910,000	(9)	14.0	% (9)
New York, NY 10022

Richard L. Scott
700 11th Street South, Suite 101	515,000	(10)	7.9%
Naples, FL 34102

Michael A. Roth
3600 South Lake Drive	420,000	(11)	6.5	% (11)
St. Francis, WI 53235

Brian J. Stark
3600 South Lake Drive	420,000	(11)	6.5	% (11)
St. Francis, WI 53235
____________________

* Less than 1%.

(1)	Except as otherwise noted, the address for each person listed in this table is c/o Amtech Systems, Inc., 131 South Clark Drive, Tempe, Arizona 85281.

(2)	Mr. Whang is the Company’s President, CEO and a director. Mr. Hass is the Chief Accounting Officer. Mr. Anderson is the Company’s Vice President-Chief Financial Officer, Treasurer and Secretary. Messrs. King, Garnreiter, Giese and Hoekstra are directors of the Company.

(3)	Based on 6,496,042 shares of Common Stock outstanding as of April 13, 2007. The share amounts and percentages shown include shares of Common Stock actually owned as of April 13, 2007, and shares of Common Stock with respect to which the person had the right to acquire beneficial ownership within 60 days of such date pursuant to options or warrants. All shares of Common Stock that the identified person had the right to acquire within 60 days of April 13, 2007, upon the exercise of options or warrants, are deemed to be outstanding when computing the percentage of the securities owned by such person, but are not deemed to be outstanding when computing the percentage of the securities owned by any other person.

(4)	Includes (i) 351 shares held jointly with Mr. Whang’s spouse and (ii) 150,000 shares issuable upon exercise of options exercisable within 60 days of April 13, 2007.

(5)	Includes 26,000 shares issuable upon exercise of options exercisable within 60 days of April 13, 2007.

(6)	Includes 3,333 shares issuable upon exercise of options exercisable within 60 days of April 13, 2007.

(7)	Includes 14,333 shares issuable upon exercise of options exercisable within 60 days of April 13, 2007.

(8)	Includes 193,666 shares issuable upon exercise of options exercisable within 60 days of April 13, 2007.

(9)	Mr. Marxe and Mr. Greenhouse share voting and investment power over and beneficially own a total of 910,000 shares of Common Stock. Mr. Marxe and Mr. Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), which is the general partner of MGP Advisers Limited Partnership, which is the general partner of Special Situations Fund III QP, L.P. which owns 558,700 shares of Common Stock. Mr. Marxe and Mr. Greenhouse are also members of SST Advisers, L.L.C., which is the general partner of Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P., which own 42,800 and 308,500 shares of Common Stock, respectively.

(10)	Mr. Scott is a controlling member of Amtech Investments, LLC, a member-managed limited liability company which owns 515,000 shares of Common Stock.

(11)	Mr. Roth and Mr. Stark share voting and investment power over and beneficially own a total of 420,000 shares of Common Stock. Mr. Roth and Mr. Stark are the Managing Members of Stark Offshore Management LLC, which acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd., which directly owns 420,000.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of our outstanding Common Stock, to file certain reports of ownership with the SEC within specified time periods. Such officers, directors and shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of such forms received by us during the fiscal year ended September 30, 2006, or written representations from certain reporting persons, we believe that between October 1, 2005 and September 30, 2006, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with, except that: (i) Mr. Lawrence D. Firestone failed to timely make such required filings with respect to his appointment as a director of the Company on October 27, 2005 and with respect to an automatic option grant on the same date; and (ii) Mr. Anderson failed to timely file such required filings with respect to his employment with the Company on April 24, 2006 and with respect to the option grant on the same date.

Comparison of Stock Performance

     The following line graph compares cumulative total shareholder return, assuming reinvestment of dividends, for: the Company’s Common Stock, the NASDAQ Composite Index and the NASDAQ Industrial Index. Because the Company did not pay dividends on its Common Stock during the measurement period, the calculation of the cumulative total shareholder return on the Company’s Common Stock did not include dividends. The following graph assumes that $100 was invested on October 1, 2001.

VALUE OVER TIME,
ASSUMING $100 INVESTED

PROPOSAL NO. 2 --- APPROVAL OF THE 2007 EMPLOYEE STOCK INCENTIVE PLAN

     At the Annual Meeting, shareholders will be asked to approve the Company’s 2007 Employee Stock Incentive Plan (the “2007 Plan”), which was adopted by the Board of Directors subject to approval by the Company’s shareholders. The Company’s Board of Directors considers the 2007 Plan to be important to the Company’s ability to appropriately compensate its officers and employees as the Company continues to grow. In this respect, the 2007 Plan will serve the objectives previously implemented under the Company’s 1998 Stock Option Plan, as amended (the “1998 Plan”). Substantially all of the shares authorized under the 1998 Plan have either been issued or are subject to currently outstanding options or other awards under that plan.

Summary of the New Plan

     The following summary of the main features of the 2007 Plan is qualified in its entirety by reference to the complete text of the 2007 Plan, which is set forth as Exhibit A to this Proxy Statement. For purposes of the discussion contained in this Proposal No. 2, a capitalized term shall have the meaning proscribed such term in the 2007 Plan except as otherwise provided.

     The 2007 Plan authorizes the grant and issuance of two different types of Awards: Options (“Stock Options”), which can qualify as “incentive stock options” under the Internal Revenue Code, or as “non-qualified stock options;” and Restricted Stock, which is stock that is contingent on an employee satisfying conditions, including without limitation continued employment, passage of time or satisfaction of performance criteria.

     The 2007 Plan has a number of special terms and limitations, including:

  The exercise price for Stock Options granted under the plan must at least equal the Shares’ fair market value at the time the Stock Option is granted;

  The 2007 Plan expressly states that Stock Options granted under it can not be “repriced,” as defined in the 2007 Plan;

  500,000 shares, are proposed to be available for issuance under the 2007 Plan, 500,000 of which shares may (provided that such Shares shall not include the 1998 Plan Shares) be issued pursuant to the exercise of ISOs granted under this Plan; and

  Shareholder approval is required for certain types of amendments to the 2007 Plan.

     The 2007 Plan is designed to enable the Company to attract, retain and motivate its officers and other key employees, and to further align their interests with those of the shareholders of the Company, by providing for or increasing the proprietary interest of such persons in the Company.

     The 2007 Plan has various provisions so that Awards under it may, but need not, qualify for an exemption from the “short swing liability” provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 and/or qualify as “performance based compensation” that is exempt from the $1 million limitation on the deductibility of compensation under Section 162(m) of the Tax Code. However, shareholder approval of the class of eligible participants, the per person annual award limitations, the “Qualifying Performance Criteria” potentially associated with Awards granted under the 2007 Plan and the option price (or formula under which the price is determined) are required in order for awards under the 2007 Plan to qualify potentially as “performance based compensation” under Tax Code Section 162(m).

     The Plan’s per person award limitations for purposes of Section 162(m) are the following: (1) the aggregate number of Shares subject to Stock Options granted under the 2007 Plan during any calendar year to any one participant may not exceed 250,000; and (2) the aggregate number of Shares issued or issuable under all Awards other than Stock Options granted under the 2007 Plan during any calendar year to any one participant may not exceed 250,000. In the future, if such limitations are not required under Code Section 162(m), then a change in such limitations shall not be subject to Shareholder approval.

Eligibility

     Participants in the 2007 Plan can be any person who is an employee or prospective employee of the Company or any Subsidiary. The Compensation and Option Committee of the Board of Directors (the “Committee”) has not yet determined how many individuals will ultimately participate in the 2007 Plan. While it is generally expected that the same categories of executives and employees who participate under the 1998 Plan will be eligible to participate under the 2007 Plan, Awards may from time to time be granted to employees who are not in these groups but who have otherwise distinguished themselves for their contributions to the Company or who are expected to make significant contributions to the Company.

Administration

     The 2007 Plan will be administered by the Committee, although the Board of Directors may exercise any authority of the Committee under the 2007 Plan in lieu of the Committee’s exercise thereof. The Committee may designate subcommittees and may delegate certain administrative functions to others.

     Subject to the express provisions of the 2007 Plan, the Committee has broad authority to administer and interpret the 2007 Plan, including, without limitation, authority to determine who is eligible to participate in the 2007 Plan and to which of such persons, and when, Awards are granted under the 2007 Plan, to determine the number of shares of Common Stock subject to Awards and the exercise or purchase price of such shares under an Award, to establish and verify the extent of satisfaction of any performance goals applicable to Awards, to prescribe and amend the terms of the agreements evidencing Awards made under the 2007 Plan, and to make all other determinations deemed necessary or advisable for the administration of the 2007 Plan.

Stock Subject to the New Plan

     The aggregate number of Shares that can be issued under the 2007 Plan may not exceed 500,000 (including pursuant to ISOs). If the outstanding Shares or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, or reorganization, the Committee may appropriately and equitably adjust the number and kind of Shares or other securities which are subject to the Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price, provided, however, that such adjustment shall be made so as to not affect the status of any Award intended to qualify as an ISO or as “performance based compensation” under Section 162(m) of the Code. For purposes of calculating the aggregate number of Shares issued under the 2007 Plan, only the number of shares actually issued upon exercise or settlement of an Award and not delivered to or retained by the Company upon cancellation, expiration or forfeiture of an Award shall be counted.

Awards

     The 2007 Plan authorizes the grant and issuance of the following types of Awards: Stock Options and Restricted Stock.

     Stock Options. Subject to the express provisions of the 2007 Plan and as discussed in this paragraph, the Committee has discretion to determine the vesting schedule of Stock Options, the events causing a Stock Option to expire, the number of shares subject to any Stock Option, the restrictions on transferability of a Stock Option, and such further terms and conditions, in each case not inconsistent with the 2007 Plan, as may be determined from time to time by the Committee. The 2007 Plan expressly provides that the Company can not “reprice” Stock Options. The exercise price for Stock Options may not be less than 100% of the fair market value of the Common Stock (as determined pursuant to the 2007 Plan) at the time the Stock Option is granted. The exercise price of an Stock Option may be paid through various means specified by the Committee, including in cash or check, or by a promissory note or other commitment to pay (including such a commitment by a stock broker to pay over proceeds from the sale of shares issuable under a Stock Option). Stock Options granted under the 2007 Plan may be either incentive stock options (“ISOs”) qualifying under Section 422 of the Tax Code or non-qualified stock options (“NQSOs”), which are not intended to qualify as ISOs.

     Restricted Stock. The Committee may make awards of restricted stock to participants, which will be subject to restrictions on transferability and other restrictions as the Committee may impose, including, without limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock. These awards may be subject to forfeiture upon any conditions or criteria established by the Committee, including without limitation termination of employment or upon a failure to satisfy Qualifying Performance Criteria during the applicable restriction period. In addition, in the discretion of the Compensation Committee, awards of restricted stock may be issued upon participants meeting certain Qualifying Performance Criteria.

Qualifying Performance Criteria

     Subject to shareholder approval of the 2007 Plan, the performance criteria for any Award that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, to a business unit or subsidiary, or based on comparisons of any of the performance measures relative to other companies, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share or increases of same, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total shareholder return, (f) share price performance, (g) return on capital or investment, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) pre-tax or after-tax profit levels expressed in either absolute dollars, (p) revenues or revenue growth, (q) economic or cash value added, (r) results of customer satisfaction surveys, (s) other measures of performance, quality, safety, productivity or process improvement, (t) market share and (u) overhead or other expense reduction. These factors may have a minimum performance standard, a target performance standard and a maximum performance standard. The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

Transferability of Awards and Other Provisions Applicable to Awards

     Generally, Awards granted under the 2007 Plan may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto.

     The 2007 Plan has provisions designed so that it qualifies as an “eligible plan” under the margin provisions of Regulation U, by expressly providing that the Committee may, but is not required to, loan the amount necessary to purchase shares and/or pay taxes under any award. The 2007 Plan also provides that the Committee may, but need not, provide that the holder of an Award has a right under an Award to receive a number of shares, the amount of which is determined by reference to the value of the Award. Finally, the 2007 Plan does not limit the Company’s right to make other arrangements to provide stock options and other forms of compensation arrangements as it determines appropriate.

Amendments and Termination

     The Board of Directors may amend, alter or discontinue the 2007 Plan or any agreement evidencing an Award made under the 2007 Plan, but no such amendment shall, without the approval of the shareholders of the Company:

  change the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

  extend the term of this Plan; or

  change the class of persons eligible to participate in the Plan.

     The Board may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without such holder’s consent, under any Award theretofore granted; provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change in control, recapitalization, stock dividend, stock split, reorganization, merger, consolidation or similar type transaction that such amendment or alteration either is required or advisable in order for the Company, the Plan, or any Award granted, to satisfy any law or regulation or to meet the requirements of any accounting standard.

     No Award granted under the 2007 Plan shall be granted pursuant to the 2007 Plan more than 10 years after the date of the Company stockholder’s adoption of the 2007 Plan.

Federal Income Tax Consequences

     The following discussion of the federal income tax consequences of the 2007 Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the 2007 Plan or of Awards thereunder. Because the federal income tax rules governing Awards and related payments are complex and subject to frequent change, and they depend on the Participant’s individual circumstances, participants are advised to consult their tax advisors prior to exercise of options or other Awards or dispositions of stock acquired pursuant to Awards.

     The Stock Options

     ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to satisfy the requirements of Section 422 of the Code. NQSOs need not satisfy such requirements.

     ISOs

     No taxable income will result to a Participant upon the grant of an ISO. Upon the exercise of an ISO, any excess of the fair market value of the stock over the option price is a tax preference item that may result in the imposition of the alternative minimum tax in the year of exercise. However, if any of such shares are disposed of by the Participant in a disqualifying disposition (see below) in the same taxable year as the exercise, there will be no item of tax preference as to such disposed shares, although the Participant will recognize ordinary income as discussed below. In cases where the exercise of the option does produce an item of tax preference, the basis of the stock for purposes of the alternative minimum tax will include the amount of such tax preference item.

     On the subsequent sale of stock acquired by the exercise of an ISO, gain or loss will be recognized in an amount equal to the difference between the amount realized on the sale and the Participant’s tax basis in the stock sold. The tax basis of stock acquired solely for cash will be equal to the amount of cash paid. If an ISO is exercised using previously acquired stock (or stock and cash) in payment, the Participant’s tax basis for the number of stock received equal to the number used in payment shall be the same as the Participant’s basis in the stock used as payment. The Participant’s aggregate tax basis in any additional stock received will be equal to the amount of cash paid (if any).

     If a disposition of stock does not take place until more than two years after grant and more than one year after exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss. Under such circumstances, the Company will not be entitled to a deduction for income tax purposes in connection with the exercise of the option. If a disposition occurs within two years after grant or one year after exercise of the option, the difference between the fair market value of the stock on the date of exercise and the tax basis in the stock is taxable as compensation income to the Participant and is deductible by the Company for federal income tax purposes. Any additional amount realized on the disposition will be taxed as either long-term or short-term capital gain.

     If the option price of an ISO is paid by using stock that was acquired upon the exercise of an ISO (“Payment Shares”) and the Payment Shares have not been held for more than one year from exercise and two years from grant, the transfer of such Payment Shares to exercise an ISO will be treated as a “disposition” of such Payment Shares. Upon such disposition, the excess of the fair market value of the Payment Shares on the date they had originally been acquired (or, if less, the fair market value of the Payment Shares on the date of disposition) over the Participant’s tax basis in such Payment Shares is taxable as compensation income to the Participant and is deductible by the Company.

     NQSO

     In general, no taxable income will be recognized by the Participant, and no deduction will be allowed to the Company, upon the grant of a NQSO. Upon exercise of an unrestricted NQSO, a Participant will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by a Participant on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to the Company.

     Restricted Stock

     A grant of restricted stock does not result in income to the Participant or a corresponding tax deduction for the Company until the shares are no longer subject to restrictions, or forfeiture, unless the Participant, elects under Section 83(b) of the Code to have the amount of income to the Participant (and deduction to the Company) determined at the date of the grant. At the time of lapse of restrictions (or a Section 83(b) election), the Participant generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them, and the Company will be entitled to a tax deduction in the same amount (subject to certain restrictions set forth below under Section 162(m) of the Code. Any dividends paid on restricted stock will be treated as compensation for federal income tax purposes, unless the Participant has made a Section 83(b) election. After the restrictions have lapsed (or a Section 83(b) election has been made), the Participant may treat appreciation subsequent to such time as capital gain (depending on the holding period for the shares). Participants receiving Restricted Stock should consult their tax advisors regarding the ability and advisability of making the Section 83(b) election, including the limitations on claiming a loss if the shares decline in value or are forfeited after receipt.

     Withholding and Other Issues for Employees

     The Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an Award, and may require the participant to pay such taxes as a condition to exercise of an Award. Special rules will apply in cases where a recipient of an Award pays the exercise or purchase price of the Award or applicable withholding tax obligations under the 2007 Plan by delivering previously owned shares or by reducing the number of shares otherwise issuable pursuant to the Award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired, and may constitute a disposition for purposes of applying the ISO holding periods as discussed above.

     The Committee, pursuant to the terms of the agreements or other documents pursuant to which specific Awards are made under the 2007 Plan, may agree to reimburse participants for some or all of the federal, state and local income taxes associated with the grant or exercise of an Award or the receipt of the cash or Shares from an Award, or the 20% excise tax on any “excess parachute payments” under Code Sections 280G and Code Section 4999, and may agree to reimburse the additional federal, state and local income tax from the reimbursement payments made.

     Tax Effect to Company

     The Company generally will be entitled to a tax deduction in connection with an Award under the 2007 Plan in an amount equal to the compensation income (ordinary income) realized by a Participant and at the time the Participant recognizes such income (for example, the exercise of a NQSO). Special rules limit the deductibility of compensation paid to certain Covered Employees of the Company (as defined by Code Section 162(m)(3)). Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these Covered Employees will be deductible only to the extent that it does not exceed $1,000,000 or if the compensation is paid solely on account of attaining one or more pre-established, objective performance goals. The 2007 Plan has been constructed such that some Awards in the Committee’s discretion may qualify as “performance-based compensation” under Section

162(m) of the Code and thus would be deductible even if the total compensation paid to the Covered Employee is in excess of $1,000,000. However, whether an Award will qualify under Section 162(m) as “performance-based compensation” will depend on the terms, conditions and type of the Award issued the Covered Employee. For example, grants of Options or Restricted Stock often vest only according to the optionee’s or Grantee’s length of employment rather than pre-established performance goals. Therefore, the compensation derived from the Awards made to Covered Employees may not be deductible by the Company to the extent the Covered Employee’s total compensation exceeds $1 million.

Vote Required

     Assuming a quorum is present at the Annual Meeting, the affirmative vote of a majority of votes cast by holders of Common Stock represented and entitled to vote at the Annual Meeting is required to approve the 2007 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS AND ENCOURAGES YOU TO VOTE “FOR” THE APPROVAL OF THE 2007 PLAN.

OTHER MATTERS

Annual Report

     The Annual Report of the Company for the fiscal year ended September 30, 2006, is enclosed herewith.

Voting By Proxy

     In order to ensure that your shares will be represented at the Annual Meeting, please sign and return the enclosed proxy in the envelope provided for that purpose, whether or not you expect to attend. Any shareholder may, without affecting any vote previously taken, revoke a written proxy by delivering to our executive offices, to the attention of our corporate Secretary prior to the vote at the Annual Meeting, written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Independent Auditors

     Our Board of Directors selected the accounting firm of Mayer Hoffman McCann P.C. (“Mayer Hoffman”) as the Company’s independent public accountants for the fiscal years ending September 30, 2006 and 2005 and expects to reappoint them for the fiscal year ending September 30, 2007, immediately following the Annual Meeting. KPMG LLP (“KPMG”) audited the Company’s financial statements for the fiscal year ending September 30, 2004. A representative of Mayer Hoffman is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires, and will also be available to respond to appropriate questions.

     On May 18, 2005, the Company received notification that KPMG had declined to stand for reappointment as the Company’s independent accountants and that the client-audit relationship between the Company and KPMG had ceased.

     During the two years ended September 30, 2004 and the subsequent interim period ended May 18, 2005, there were no disagreements between the Company and KPMG on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of KPMG, would have been referred to in their reports. KPMG’s report on the Company’s financial statements for the two years ended September 30, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the two years ended September 30, 2004 and the subsequent interim period through May 18, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of SEC Regulation S-K).

     On May 24, 2005, pursuant to approval of the Audit Committee, the Company engaged Mayer Hoffman to serve as its new independent accountants. Anticipating future cost savings, the Audit Committee had undertaken an evaluation of a potential change in independent accountants prior to receiving notification that KPMG would not stand for reappointment. The Audit Committee selected Mayer Hoffman based on that firm’s accounting expertise, the resources the firm has committed to assign to the Company’s account and the fee estimates provided to the Audit Committee for the firm’s services.

     During the years ended September 30, 2004 and 2003 and the subsequent interim periods, the Company did not consult with Mayer Hoffman regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(l)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(l)(v) of Regulation S-K).

Deadline for Shareholder Proposals for Action at the Company’s Next Annual Meeting

     The Company anticipates holding its 2008 Annual Meeting of Shareholders on March 14, 2008. Any shareholder who wishes to present any proposal for shareholder action at the 2008 Annual Meeting of Shareholders, must be submitted to the Company’s Secretary, at the Company’s offices, not later than October 18, 2007, in order to be included in the Company’s proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Amtech Systems, Inc., 131 South Clark Drive, Tempe, Arizona 85281. If a shareholder proposal is introduced at the 2008 Annual Meeting of Shareholders without any discussion of the proposal in the Company’s proxy statement, and the shareholder does not notify the Company on or before December 31, 2007, as required by SEC Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2008 Annual Meeting will be voted by the persons named in such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

Shareholder Communications with Board of Directors

     The Company does not have formal procedures for shareholder communications with the Board of Directors. However, any matter intended for the Board of Directors or any Board Committee should be directed to the Corporate Secretary of the Company at 131 South Clark Drive, Tempe, Arizona 85281, with a request to forward the same to the intended recipient. All shareholder communications delivered to the Corporate Secretary of the Company for forwarding to the Board of Directors or specified Board members will be forwarded in accordance with the shareholder’s instructions.

HOUSEHOLDING OF PROXY MATERIALS

     In December 2000, the Securities and Exchange Commission adopted new rules that permit companies and intermediaries (i.e., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

     If you are currently receiving multiple copies of the Company’s Proxy Statement and Annual Report at your address and would like to request householding of your communications, please contact your broker. Once you have elected householding of your communications, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you own shares in street name, or direct your written request to Amtech Systems, Inc., 131 South Clark Drive, Tempe, Arizona 85281, Attn: Secretary if you are a shareholder of record.

By Order of the Board of Directors:

Bradley C. Anderson, Secretary

Tempe, Arizona
April 24, 2007